Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-266615) of Via Renewables, Inc.,

(2)Registration Statement (Form S-8 No. 333-197738) pertaining to the Long Term Incentive Plan of Spark Energy, Inc., and

(3)Registration Statement (Form S-8 No. 333-231707) pertaining to the Second Amended and Restated Long Term Incentive Plan of Spark Energy, Inc.

of our report dated March 3, 2022, except for the effects of the correction of prior year financial information and the reverse stock split as discussed in Notes 2 and 4, respectively, of the 2022 consolidated financial statements, as to which the date is March 29, 2023, with respect to the consolidated financial statements of Via Renewables, Inc., included in this Annual Report (Form 10-K) of Via Renewables, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Houston, Texas
February 29, 2024